UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Applied Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following was posted on the Applied Materials, Inc. internal website on January 27, 2011.

Electronic Proxy Available for Stockholders

In preparation for Applied Materials’ Annual Meeting of Stockholders on March 8, 2011, the Company will make proxy materials available electronically to all employees. Online availability makes these documents easily accessible, conserves natural resources and reduces costs.

A brief overview of the electronic proxy process is described below.

Q:	What is included in the proxy materials?

A:	The proxy materials include the Annual Report, Form 10-K and Proxy Statement. This year, the Annual Report will be combined with the Form 10-K.

Q:	What proposals are contained in the Proxy Statement?

A:	Stockholders are being asked to: (1) elect 11 directors, (2) approve an advisory vote on executive compensation, (3) approve an advisory vote on the frequency of holding an advisory vote on executive compensation, and (4) ratify the appointment of KPMG LLP as Applied’s independent registered public accounting firm for FY 2011.

Q:	What are the two new proposals relating to executive compensation?

A:	Applied is asking stockholders to approve two new proposals under the Dodd-Frank Act. The first proposal is an advisory vote on executive compensation, which is commonly known as a say-on-pay vote. Stockholders will be asked to approve the FY 2010 compensation of Applied’s top five executive officers, as disclosed in the Proxy Statement.

The second proposal is an advisory vote on the frequency of a vote on executive compensation. Stockholders will be asked to vote on how frequently they would like future say-on-pay votes to occur — annually, every two years or every three years.

Stockholder votes on these two say-on-pay proposals are advisory and will not be binding on the Company. Of course, the Board values the opinions of our stockholders and will consider stockholders’ votes in evaluating what actions may be necessary or appropriate to address the outcome of the votes.

Q:	What is the electronic proxy?

A:	The electronic proxy refers to the online availability of the Company’s proxy materials.

Q:	Why is Applied distributing proxy materials electronically?

A:	Electronic distribution of the proxy materials makes them readily accessible, supports our sustainability initiatives by conserving natural resources and reduces the cost of printing and mailing.

Q:	Will I receive anything in the mail?

A:	If you own Applied stock: (1) in your 401(k) account; (2) with UBS Financial Services (as a result of purchases under the employees’ stock purchase plans, the vesting of restricted stock units or the exercise of stock options); or (3) as a registered holder, you will receive instructions by e-mail on how to vote for each account in which you hold shares, but you will not receive a proxy card or proxy materials by mail. If you hold Applied stock in an account with a private broker and have consented to receive the proxy materials electronically, you will receive an e-mail, but you will not receive a proxy card or proxy materials in the mail. If you hold Applied stock in an account with a private broker and have not consented to receive the proxy materials electronically, you will receive a card in the mail containing instructions on how to access the proxy materials electronically and how to vote.

Q:	How do I vote?

A:	Employees who were Applied stockholders as of January 12, 2011, the record date for the Annual Meeting, may vote on the four proposals mentioned above. Employee stockholders may vote over the Internet or by telephone. If an employee held Applied stock in an account with a private broker, a properly-executed proxy card may be submitted.

Q:	What is the deadline for me to vote?

A:	Your vote must be submitted by 11:59 p.m. Eastern Standard Time on Monday, March 7, 2011.

Q:	Do all stockholders receive the proxy materials over the Internet?

A:	This year we are continuing to furnish proxy materials to our stockholders primarily over the Internet rather than in paper form. This method of delivery offers our stockholders expedited and convenient access to the information they need, while helping to conserve natural resources and lower the costs of printing and delivering proxy materials.

Q:	Is it possible to obtain hard copies of the proxy materials?

A:	Employees may request a hard copy of the proxy materials by contacting To-Anh Nguyen in the Law Department in Santa Clara via Lotus Notes.

Q:	When will the proxy materials be available?

A:	On or about January 27, 2011, employees who were Applied stockholders as of January 12, 2011 will receive e-mail notification on where to view the proxy materials and instructions on how to vote over the Internet or by telephone using a unique control number for security purposes. In addition, all employees will receive an email from Mike Splinter explaining the availability of the proxy materials.

Q.	Are the proxy materials available to employees who are not Applied stockholders?

A.	Anyone may access the proxy materials by visiting the Company’s Web site [link to be inserted].

Contributed by Corporate Legal Affairs